NEWS RELEASE

      For Release March 10, 1998         Media Contact:  Dennis Alexander

              COGENTRIX ENERGY PURCHASES OPERATING COGENERATION POWER
                  PLANTS IN WISCONSIN AND MINNESOTA FROM LS POWER

     CHARLOTTE, NC - March 10, 1998 - Cogentrix Energy, Inc. has signed an agreement with LS Power Corporation by which Cogentrix will acquire LS Power Corporation's seventy-four percent ownership interests in and the management of cogeneration plants in Whitewater, Wisconsin and Cottage Grove, Minnesota.

     The cogeneration plants utilize high efficiency combined cycle technology and natural gas as the primary fuel. The facilities have a combined electrical output of approximately 500 megawatts and began commercial operation in 1997. Finalization of the transfer of assets is contingent on the securing of various consents and approvals.

     For Cogentrix, the purchase of the Whitewater and Cottage Grove assets represents the successful implementation of a broad strategic initiative to broaden its presence in the domestic U.S. electric generation market.

     David Lewis, vice chairman and chief executive officer of Cogentrix, stated, "We have been aggressively seeking acquisition opportunities in the U.S. market for the past few years. Cogentrix has a well-established reputation in the electric generation market as a solid performer with an open and proactive approach to dealing with our electric utility customers.
We are extremely excited about the acquisition of the Whitewater and Cottage Grove assets because it allows us to further this reputation in a new geographic region with a new set of customers. This acquisition marks the beginning of a comprehensive series of events that promise to further position Cogentrix as a leader in the generation of electric power across the United States."

     Cogentrix Energy, Inc., headquartered in Charlotte, N.C., develops, owns and operates electric generation and other power assets in the United States and internationally. In addition to offices in the United States, the Company maintains offices in Singapore, India, China and Brazil.